Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Norma Provencio Joins Board of Directors of Beazer Homes USA, Inc.
ATLANTA, November 23, 2009 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that its Board of Directors has elected Norma A. Provencio as a Director and appointed her as a member of the Audit Committee.
Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. She is currently a member of the Board of Directors of Valeant Pharmaceutical International [NYSE: VRX], where she is Chair of the Finance and Audit Committee and a member of the Compensation Committee.
“We are extremely pleased to add someone of Norma Provencio’s caliber to our board. Her extensive financial consulting experience over the past 30 years, coupled with her responsibilities over the audit, business consulting and tax practices at two large public accounting firms will make her a valuable addition to the Board of Directors and Audit Committee,” said Brian C. Beazer, Non-Executive Chairman of the Board of Directors of Beazer Homes USA, Inc.
Ms. Provencio received her Bachelor of Science in Accounting from Loyola Marymount University. She is a Certified Public Accountant and also a member of the Board of Regents of Loyola Marymount University.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:	Leslie H. Kratcoski Vice President, Investor Relations & Corporate Communications (770) 829-3700 lkratcos@beazer.com`